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[LETTERHEAD]

August 10, 1995

Mr. Scott O'Neill
Publisher
Investor's Business Daily
12655 Beatrice Street
Los Angeles, CA 90066

Dear Mr. O'Neill:

The following provides you with the agreement concerning the ground rules for our cooperation as it pertains to the derivative media products merchandising program that is commencing with you AUGUST 11, 1995 issues.

NewsMakers is granted exclusive rights by INVESTOR'S BUSINESS DAILY to create, promote, and distribute the official INVESTOR'S BUSINESS DAILY promotional wall displays, reprints, and other editorial re-use merchandising. NewsMakers' will market the aforementioned derivative media products through telephone, fax and mailing efforts. Customer advertising and sales support materials will be used in our efforts to promote INVESTOR'S BUSINESS DAILY wall displays, Lucite boxes, and reprints. All such promotional efforts and materials production undertaken by NewsMakers will be paid by NewsMakers.

In order to maximize the effectiveness of the solicitation process, INVESTOR'S BUSINESS DAILY will use reasonable efforts to provide NewsMakers with access to list subjects' company name, address, phone number and ranking statistics prior to general release of the special issue. When possible, upon printing of the issue, NewsMakers will be provided with a supply of early release INVESTOR'S BUSINESS DAILY publications which will be adequate for inclusion with the mailings directed at the story subjects and "list makers" featured in the issue.

During the term of this agreement INVESTOR'S BUSINESS DAILY will use its best efforts to ensure that each issue of INVESTOR'S BUSINESS DAILY publications includes contact information for NewsMakers. When possible, on a space available basis and at no expense to NewsMakers, INVESTOR'S BUSINESS DAILY will run display advertising promoting the use of editorial reprints, Lucite boxes, and wall displays. Story subjects who still inquire directly to INVESTOR'S BUSINESS DAILY regarding displays, boxes or reprints will be referred by INVESTOR'S BUSINESS DAILY to NewsMakers.

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INVESTOR'S BUSINESS DAILY grants editorial reprint usage rights and re-user rights of photos and graphics owned by INVESTOR'S BUSINESS DAILY to NewsMakers and will, at no charge to NewsMakers, provide expeditious access to all photos, graphics or color separations required by NewsMakers in the production of reprints, Lucite boxes, or wall displays. In an effort to facilitate smooth access to photos and graphics, INVESTOR'S BUSINESS DAILY will, when possible, structure free lance photo and graphics contracts to included magazine reprint usage rights. INVESTOR'S BUSINESS DAILY will indemnify NewsMakers and hold NewsMakers harmless from any liability arising from actions brought by any photographer or artists against NewsMakers for the use of such materials.

The sale of all reprints, Lucite boxes, and wall displays featuring INVESTOR'S BUSINESS DAILY will result in royalties being paid by NewsMakers to INVESTOR'S BUSINESS DAILY. Royalties will be forwarded by the 15th of the month following the month in which payments are collected. Royalties are calculated as thirty-five percent of the sales price for reprints, and twenty-five percent of the sales price for wall displays and Lucite boxes. NewsMakers will provide INVESTOR'S BUSINESS DAILY with a monthly activity status report, as well as samples of all INVESTOR'S BUSINESS DAILY reprints produced by NewsMakers. INVESTOR'S BUSINESS DAILY will, upon request, be granted audit rights of gross receipts to ensure accurate royalty payments. Such audits must be arranged with at least fifteen days prior notice and must not unreasonably interfere with NewsMakers' daily conduct of business.

All promotional materials making any reference to or representation on behalf of INVESTOR'S BUSINESS DAILY will be submitted to INVESTOR'S BUSINESS DAILY for review prior to use. NewsMakers also agrees to notify INVESTOR'S BUSINESS DAILY of any price adjustments deemed necessary by NewsMakers in order to optimize profits, prior to implementation.

The initial term of this agreement shall be one year and shall be automatically extended for additional one year periods unless either party gives notice of termination to the other party not less than ninety days prior to the expiration of the one year term. Any amendment, modification or revocation of this agreement of any of its provisions will only be enforceable if made in writing and such writing has been signed by both parties. In the event any term set forth herein is determined by a court of competent jurisdiction to be null, void or unenforceable, the remaining terms shall remain in full force and effect. This agreement is to be construed in accordance with the laws of the state of California. Any action to enforce or interpret this agreement will be brought in Orange County, California.

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In the event that these terms are consistent with your recollection of our previous discussions and represent a fair "game plan" for our cooperation, please sign the acknowledgment below and return one of the executed originals to us at your earliest convenience.

Sincerely yours,



/s/ Teresa Barnwell
Teresa Barnwell
Vice President/Publisher Services





I have read the foregoing letter and agree that it accurately sets forth the terms of the agreement between INVESTOR'S BUSINESS DAILY and NewsMakers concerning the merchandising of the derivative media products. I also represent that I am authorized to execute this agreement on behalf of INVESTOR'S BUSINESS DAILY.


                         /s/ Scott O'Neill            8/9/95
                         -------------------------    ----------------
                         Mr. Scott O'Neill            Date
                         Publisher
                         Investor's Business Daily


cc:  Karl Karlsson